EXHIBIT 10.1

BINDING

LETTER OF INTENT (LOI)

This Letter of Intent (“LOI”) sets forth the terms and conditions for a proposed acquisition and financing by Cosmos Holdings, Inc. (“Cosmos”), a corporation organized under the laws of the State of Nevada, with Company I.R.S number (27-0611758),located at 141 West Jackson Boulevard, Suite 4236, Chicago, IL 60604, of Pharmaceutical Laboratories Cana S.A. (the “Company”), a company organized under the laws of Greece with Company number (ΓΕΜΥ) 237301000, VAT number 094007210, located at 446 Irakliou Avenue, Iraklio 14122, Attica, Greece, via the acquisition of Cana Laboratories Holding (Cyprus) Limited (SPV), a corporation organized under the laws of Cyprus, with Company number HE341107, VAT number 10341107U located at Arsinois 12, Agia Marina Chrisochous, 8881 Paphos from the owners of the SPV (the “SPV Owners”, together with the SPV and the Company, the “Sellers”).

Company is the owner of a fully licensed, operational GMP (Good Manufacturing Practices) facility that manufactures health products under the following categories of the Greek Regulatory Authorities: (a) Pharmaceuticals, (b) Food Supplements, (c) Cosmetics, (d) Medical Devices and (e) Biocides. The afore-mentioned license categories permit the Company to manufacture subcategories of products such as nutraceuticals and dermocosmetics.

This LOI is intended to be a binding agreement setting out the basic terms of the acquisition and financing, and shall be superseded by a definitive Sales and Purchase Agreement (“SPA”) and Secured Promissory Note (“Secured Note”) and related transaction documents as described herein (“Transaction Documents”) entered by the parties governing the Transaction (as defined below).

Transaction:

The overall transaction as described below (the “Transaction”) shall consist of two simultaneous transactions:  (1) pursuant to the Secured Note, Cosmos shall provide financing to the SPV; and (2) pursuant to the SPA, Cosmos shall, directly or indirectly through a subsidiary, acquire all of the outstanding shares of capital stock of the SPV (the “SPV Shares”), free and clear of all encumbrances, in exchange for cash and shares of Cosmos stock (Nasdaq COSM), payable (and/or issued) to the SPV Owners

Due to the time sensitivity of the Transaction (in relation to the Company’s obligations borne by the Restructuring Plan submitted to the Greek Courts of Law on December 20th 2021 (Pre Pack Agreement), the SPV first will acquire the totality of the outstanding shares of capital stock of the Company, free and clear of all encumbrances, thus undertaking to execute the obligations, within the timelines, as established in the Pre Pack Agreement.

Cosmos will issue a  Secured Note to the SPV (subject to the SPV having acquired the Company and within 30 days of the date of ratification by the Greek Courts of the Pre Pack Agreement and subject to such acquisition and ratification), amounting to €4,000,000, whose use of proceeds are defined in Annex 1 attached to this LOI.  The Secured Note will have a 5-year Maturity Date and shall accrue fixed interest at 5% per annum.

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The Secured Note will be secured by (1) a Share Pledge over the SPV’s shares by the SPV Owners and (2) a Pledge over the SPV’s assets (including 100% of the shares of the Company and the Company’s assets) (together, the “Pledge Agreements”).

The SPA will be signed by Cosmos, the SPV Owners and the SPV with terms as described below.
The closing of the Transaction has to be completed by December 31st 2022 (the “Closing”).
Due Diligence:

Further to the documents and information already shared with Cosmos following the Confidentiality Agreement signed by the Parties on December 17th 2021, from and after the date of this LOI, the SPV’s management and the Company’s management shall allow Cosmos and its advisors full access to the SPV’s and the Company’s facilities, records, key employees and advisors for the purpose of completing Cosmos’s due diligence review. The due diligence investigation will include, but is not limited to, a complete review of the SPV’s and the Company’s financial, legal, tax, environmental, intellectual property and labor records and agreements, and any other matters as Cosmos’s accountants, tax and legal counsel, and other advisors deem necessary.  For the avoidance of doubt, the due diligence shall include a PCAOB audit of the Company and the SPV.

SPA Purchase Price:

Cosmos, the SPV Owners and the SPV (that shall own 100% of the Company prior to signing of the SPA) agree that the purchase price for 100% of the Shares of the SPV pursuant to the SPA, shall be €1,700,000 paid in cash to the SPV Owners plus $1,300,000 paid in Cosmos’s common stock to the SPV Owners, as defined in Annex 2.  Cosmos shall deposit the cash portion of the purchase price into a U.S. based escrow account for the benefit of the SPV Owners to be released at Closing pursuant to an escrow agreement (the “Escrow Agreement”).  [Cosmos] will cover the costs of the escrow.

Conditions:

Cosmos’s obligation to close the proposed Transaction via the execution of the definitive SPA, Note and other Transaction Documents will be subject to:  (1) the SPV having acquired the Company; (2) ratification by the Greek Courts of the Pre Pack Agreement; and (3) customary conditions; including, but not limited to: (a) Cosmos’s satisfactory completion of due diligence, (b) the approval of the Transaction by the Board of Directors and/or the stockholders of Cosmos and the Company, (c) confirmation from Cosmos’s auditors that the financial statements of the Company and the SPV can be audited in accordance with PCAOB and SEC rules and regulations.

Management Condition:

Parties agreed that certain current managers of the Company and the SPV will remain managing directors of the Company and the SPV. Parties will negotiate in good faith customary service agreements for the managing directors, whereby the Parties agree that the economic terms of such new agreements shall be equal or more favorable for the managing directors compared to their current service agreements.

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Definitive Agreements:

In addition to the provisions specifically described herein, the SPA, the Secured Note, the Pledge Agreements, the Escrow Agreement and any other Transaction Documents will contain standard representations, warranties, survival periods, indemnification, limits on indemnification, covenants, termination rights and other provisions appropriate for a transaction of the type contemplated herein, , as may be required under US securities Rule 144.

Exclusivity:

In consideration of the expenses that Cosmos has incurred and will incur in connection with the proposed Transaction, the Company and the SPV agree to define the “Exclusivity Period” as the period from signing of the LOI until 30 natural days post the date of the Court Approval of the Pre Pack Agreement. During the Exclusivity Period, neither the Company, the SPV, the SPV Owners, nor any of their respective representatives, officers, employees, directors, agents, stockholders, subsidiaries or affiliates (the “Seller Group”) shall initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer from any person or group of persons other than Cosmos and its affiliates (an “Acquisition Proposal”) to acquire all or any significant part of the business and properties, capital stock or capital stock equivalents of the Company and the SPV, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise, or provide any non-public information to any third party in connection with an Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Transaction with Cosmos. The Company and the SPV each agrees to immediately notify Cosmos if any member of the Seller Group receives any indications of interest, requests for information or offers in respect of an Acquisition Proposal, and will communicate to Cosmos in reasonable detail the terms of any such indication, request or offer, and will provide Cosmos with copies of all written communications relating to any such indication, request or offer. Immediately upon execution of this LOI, the Company, the SPV and the SPV Owners shall, and shall cause the Seller Group to, terminate any and all existing discussions or negotiations with any person or group of persons other than Cosmos and its affiliates regarding an Acquisition Proposal. The Company, the SPV and the SPV Owners each represents that no member of the Seller Group is party to or bound by any agreement with respect to an Acquisition Proposal other than under this LOI.

Expenses:	Cosmos agrees that the audit and due diligence shall be conducted at its sole expense.
Confidentiality:

The parties acknowledge that Cosmos is publicly traded on the U.S. NASDAQ (ticker symbol: COSM), and this LOI or a respective press release may be published or otherwise filed with the Securities and Exchange Commission, further approval by the Company. Any other obligations for non-disclosure are governed by the Confidentiality Agreement signed by the Parties on December 17, 2021.

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Expiration; Termination:	This LOI will remain in effect until 11:59 PM, New York time, on December 31, 2022, unless earlier terminated by the mutual written agreement of the parties.
Governing Law; Forum

This LOI shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.

The parties hereby consent to the concurrent jurisdiction exclusive jurisdiction of the courts of the State of New York and the United States located in New York County, New York in connection with any suit, action or proceeding arising out of or relating in any manner to this LOI, and each of the parties further irrevocably agree to waive any objection to the venue of any such suit or proceeding in either court, or to in personam jurisdiction.

Miscellaneous:

This LOI may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement. The headings of the various sections of this LOI have been inserted for reference only and shall not be deemed to be a part of this LOI.

This LOI contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof (with the express exclusion of the Confidentiality Agreement signed on December 17th, 2021). The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

Third Party Beneficiaries:

Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any person or entity other than the parties and their successors or assigns, any rights or remedies under or by reason of this LOI.

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If you agree with the terms set forth above and desire to proceed with the proposed Transaction on that basis, please sign this LOI in the space provided below.

Dated: July 19, 2022

COSMOS HOLDINGS, INC.

By:	/s/ Grigorios Siokas
Name:	Grigorios Siokas
Title:	CEO

Agreed and Accepted:

PHARMACEUTICAL LABORATORIES CANA S.A.

By:	/s/ Konstantinos-Gaston Kanaroglou
Name:	Konstantinos-Gaston Kanaroglou
Title:	President & CEO

CANA LABORATORIES HOLDING (CYPRUS) LIMITED

By:	/s/ Dimitra Tsogka	By:	/s/ Konstantinos-Gaston Kanaroglou
Name:	Dimitra Tsogka	Name:	Konstantinos-Gaston Kanaroglou
Title:	Legal Representative	Title:	Owner

		By:	/s/ Konstantina-Mathilde Kanaroglou
		Name:	Konstantina-Mathilde Kanaroglou
		Title:	Owner

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Annex 1

Secured Note

Secured Note characteristics:

1.	Amount: €4,000,000
2.	Disbursement Maturity: 30 days after ratification date of the Pre Pack Agreement by the Greek court and acquisition of the Company by the SPV.
3.

Restrictions: from the signing of the Secured Note and the disbursement of the above-mentioned amount and until Closing, the Sellers will be prohibited from entering into any other transaction such as the issuance of new capital shares and the signing of any equity mechanism like convertible note or bond etc.

4.	Maturity Date and Interest: 5 years from disbursement with interest fixed at 5% per annum.

Use of Proceeds of the Secured Note:

1.	€4,000,000 will be used as a capital increase to the Company to cover:

a.

Payment of €2,700,000 to Cepal within 2 months (30 days specified by the Pre Pack Agreement plus a further 30 days allowance specified by Greek Law) of the date of ratification of the Pre Pack Agreement by the Greek Courts.

b.

Payment of €600,000 to insurance funds EFKA, TAYFE and TEAYFE, (the exact amount will be determined depending on the date of ratification of the Pre Pack Agreement by the Greek Courts) within 2 months of the date of ratification of the Pre Pack Agreement by the Greek Courts.

c.	Remaining €700,000 shall be used as working capital by the Company.

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Annex 2

SPA

Paid in Cash : €1,700,000

1.	The amount of €1,200,000 will be paid in cash into an escrow account upon the signing of the SPA between Cosmos and the SPV Owners.
2.	The amount of €500,000 will be paid in cash within 120 days of the signing of the SPA between Cosmos and the owners of the SPV.

Paid in Stock: $1,300,000

At Closing, #433,334 Restricted Cosmos Stock (as defined below) for the amount of $1,300,000 at an issuance price of $3.00 per share will be issued  the SPV Owners. In the event that at Closing of the SPA the market price would be higher than $3.00 per share, then the number of shares and the issuance price will be adjusted at the market price accordingly to the amount of $1,300,000.

Restricted Cosmos Stock has the following characteristics: SEC Rule 144 requires a selling security holder to hold shares of a reporting company for six months after the securities are fully paid.

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